Exhibit 10.10
EXECUTION VERSION
LEASE AGREEMENT
by and between
BPLAST LANDLORD (DE) LLC,
a Delaware limited liability corporation
as LANDLORD
and
BERRY PLASTICS CORPORATION,
a Delaware corporation,
BERRY PLASTICS HOLDING CORPORATION,
a Delaware corporation
and
BERRY PLASTICS ACQUISITION CORPORATION VII,
a Delaware corporation,
as TENANT

Premises:	Evansville, IN
Lawrence, KS
Baltimore, MD
Dated as of: December 19, 2007

1.	Demise of Premises	1
2.	Certain Definitions	1
3.	Title and Condition; Single Lease Transaction	8
4.	Use of Leased Premises; Quiet Enjoyment	10
5.	Term	10
6.	Basic Rent	11
7.	Additional Rent	11
8.	Net Lease: Non-Terminability	12
9.	Payment of Impositions	13
10.	Compliance with Laws and Easement Agreements; Environmental Matters	14
11.	Liens; Recording	16
12.	Maintenance and Repair	16
13.	Alterations and Improvements	17
14.	Permitted Contests	18
15.	Indemnification	19
16.	Insurance	20
17.	Casualty and Condemnation	22
18.	Termination Events	23
19.	Restoration	24
20.	Procedures Upon Purchase	26
21.	Assignment and Subletting: Prohibition against Leasehold Financing	27
22.	Events of Default	29
23.	Remedies and Damages Upon Default	31
24.	Notices	34
25.	Estoppel Certificate	34
26.	Surrender	35
27.	No Merger of Title	35
28.	Books and Records	35
29.	Determination of Fair Market Rental Value	36
30.	Non-Recourse as to Landlord	37
31.	Financing	37
32.	Subordination, Non-Disturbance and Attornment	38
33.	Tax Treatment; Reporting	38
34.	Intentionally Omitted	38
35.	Right of First Refusal	38
36.	Intentionally Omitted	39
37.	Intentionally Omitted	39
38.	Intentionally Omitted	40
39.	Adjacent Property Lease / Adjacent Improvements	40
40.	Closure of Party Wall	40
41.	Intentionally Omitted	41
42.	Miscellaneous	41

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EXHIBITS

Exhibit “A”	— Premises
Exhibit “B”	— Fixtures
Exhibit “C”	— Schedule of Permitted Encumbrances
Exhibit “D”	— Rent Schedule
Exhibit “E”	— Premises Percentage Allocation of Basic Rent

-ii-

     LEASE AGREEMENT, made as of this 19th day of December, 2007, between BPLAST LANDLORD (DE) LLC, a Delaware limited liability corporation (“Landlord”), with an address c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and BERRY PLASTICS CORPORATION, a Delaware corporation (“BPC”), BERRY PLASTICS HOLDING CORPORATION, a Delaware corporation (“Holdings”) and BERRY PLASTICS ACQUISITION CORPORATION VII, a Delaware corporation (singly and collectively, as the context may require, “Tenant”) all with an address at 101 Oakley Street, Evansville, IN, 47706.
     In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:
     1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the “Leased Premises” and individually as the “Evansville Premises”, “Lawrence Premises” and “Baltimore Premises”, each of which premises (as hereinafter defined) shall include the following item (a) and the following items (b) and (c) of this Paragraph 1 located thereon or therein and appertaining thereto: (a) the real property described in Exhibit “A” hereto, together with the Appurtenances (collectively, the “Land”); (b) the buildings containing approximately 1,429,986 square feet in the aggregate, structures and other improvements now or hereafter constructed on the Land (collectively, the “Improvements”); and (c) the fixtures, machinery, equipment and other property described in Exhibit “B” hereto (collectively, the “Fixtures”).
     2. Certain Definitions.
          “Additional Rent” shall mean Additional Rent as defined in Paragraph 7.
          “Adjacent Improvements” shall mean a building which may be built on the Adjacent Land and, if built, may be connected to the Improvements under the terms of Paragraphs 39 and 40 of this Lease.
          “Adjacent Land” shall mean land contiguous to the Land upon which the Adjacent Improvements would be built.
          “Adjacent Property” shall mean the Adjacent Land and Adjacent Improvements which would be owned by an Affiliate of Landlord.
          “Adjacent Property Lease” shall mean a Lease Agreement between an Affiliate of Landlord, as landlord, and Tenant, as tenant, pursuant to which Tenant would lease from Adjacent Landlord the Adjacent Property.
          “Affected Premises” shall mean the Affected Premises as defined in Paragraph 18.
          “Affiliate” of any Person shall mean any Person which shall (i) control, (ii) be under the control of, or (iii) be under common control with such Person (the term “control” as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest (if such Person is not a corporation) and the power to direct or cause the direction of the management or policies of such Person), and for purposes of this definition, “Affiliate” with respect to the W.P. Carey Group shall mean any Person for whom W.P. Carey & Co. LLC or its Subsidiary provides management or investment services.

          “Alterations” shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, restorations, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary and shall include the Expansion.
          “Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.
          “Assignment” shall mean any first lien assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.
          “Basic Rent” shall mean Basic Rent as defined in Paragraph 6.
          “Basic Rent Payment Date” shall mean Basic Rent Payment Date as defined in Paragraph 6.
          “Casualty” shall mean any loss of or damage to or destruction of the Leased Premises or Adjoining Property or which arises from the Adjoining Property.
          “Commencement Date” shall mean Commencement Date as defined in Paragraph 5.
          “Competitor” shall mean any Person that at the time in question has, or who has a subsidiary that has, as its principal line of business the manufacturing and/or sale of plastic packaging.
          “Condemnation” shall mean a Taking or a Requisition.
          “Condemnation Notice” shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.
          “Control Event” shall mean the failure by Tenant to perform and observe, or a violation or breach of, Paragraphs 4(a), 8(d), 10 (except with respect to an Environmental Violation caused by any subtenant or Person who is not an Affiliate of Tenant or any Environmental Violation that Tenant is diligently endeavoring to cure but fails to cure within the cure period specified in Paragraph 22(b)), 11, 12, 13, 14, 15, 16 (except for insurance required under Paragraph 16(a) that cannot be obtained from any insurance carrier at any cost despite Tenant’s best efforts), 17, 19, 21, 24, 25, 26, 28, 32 and 33.
          “Costs” of a Person or associated with a specified transaction shall mean all reasonable and customary out-of-pocket costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys’ fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, recording fees and transfer taxes, as the circumstances require.
          “CPI” shall mean CPI as defined in Exhibit “D” hereto.
          “Default Rate” shall mean the Default Rate as defined in Paragraph 7(a)(iv).

          “Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Related Premises.
          “Environmental Law” shall mean (a) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.
          “Environmental Violation” shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law which is likely to result in any liability to any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or which is likely to result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which Landlord has a reasonable basis to believe is likely to result in (i) any liability to Landlord or Lender or any other owner of the Leased Premises under any Environmental Law or (ii) any environmental cost or expense of Landlord or Lender (other than the cost of any Site Assessments that Landlord is required to pay for pursuant to Paragraph 10 (c)), or which could result in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.
          “Event of Default” shall mean an Event of Default as defined in Paragraph 22(a).
          “Fair Market Rental Value” shall mean the fair market rental value of the Leased Premises for the Second Renewal Term determined in accordance with the procedure specified in Paragraph 29.

          “Fair Market Value Date” shall mean the date when the Fair Market Rental Value is determined in accordance with Paragraph 29.
          “Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.
          “First Renewal Term” shall mean the ten (10) year period immediately following the expiration of the Initial Term.
          “Fixtures” shall mean the Fixtures as defined in Paragraph 1.
          “GAAP” shall mean GAAP as defined in Paragraph 28(a).
          “Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly (a) procures, generates or creates any Hazardous Substance; (b) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (c) involves the containment or storage of any Hazardous Substance; or (d) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.
          “Hazardous Condition” means any condition which would result in any claim or liability under any Environmental Law.
          “Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, microbial matter (including, but not limited to, mold, mildew and other fungi or bacterial matter which reproduces through the release of spores or the splitting of cells), asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.
          “Impositions” shall mean the Impositions as defined in Paragraph 9(a).
          “Improvements” shall mean the Improvements as defined in Paragraph 1.
          “Indemnitee” shall mean an Indemnitee as defined in Paragraph 15.
          “Insurance Requirements” shall mean the requirements of all insurance policies maintained in accordance with this Lease.
          “Investment Grade Rating” means a publicly traded senior debt rating of “Baa2” or better from Moody’s or a rating of “BBB” or better from S&P (or, if such Person does not then have rated debt, a determination that by either of such rating agencies its senior debt would be so rated by such agency and will not be on “Negative Credit Watch”) and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender.

          “Land” shall mean the Land as defined in Paragraph 1.
          “Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.
          “Lease” shall mean this Lease Agreement.
          “Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.
          “Leased Premises” shall mean the Leased Premises as defined in Paragraph 1.
          “Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises or any Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises or any Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or any Related Premises or requires Tenant to carry insurance other than as required by this Lease.
          “Lender” shall mean any Person (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.
          “Lessee Certificate” shall mean that certain Seller/Lessee Certificate of even date herewith given by Tenant in favor of Landlord.
          “Limited Remedy Default” shall mean an Event of Default specified in the following clauses of Paragraph 22(a): clause (ii) unless such default is a Control Event, clause (iii) if the misrepresentation is with respect to a Limited Remedy Representation, clause (vii), clause (ix), clause (xi), clause (xii), clause (xiii) if such default is a default under Sections 2.01, 2.03, 2.05, 3.01(e) or 3.01(j) of the Guaranty, or clause (xiv).
          “Limited Remedy Representation” shall mean a misrepresentation under:
               (a) The last sentence of Section A.2 of the Lessee Certificate;
               (b) Section A.3 of the Lessee Certificate;
               (c) The first and penultimate sentences of Section A.7 of the Lessee Certificate; or
               (d) Section A.26 of the Lessee Certificate.
          “Loan” shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.
          “LOI” shall mean LOI as defined in Paragraph 35(a).

          “Material” shall mean any condition, act, failure to act, change or event, the existence of which would, in Landlord’s opinion, result in any loss, damage or cost to or claim or penalty against Landlord or any Related Premises or in any default by Landlord under any Loan, Law or Legal Requirement; except where such condition, act, failure to act, change or event (i) can be cured by payment of money in an amount not to exceed $500,000 and (ii) has in fact been cured by Tenant within five (5) days of Tenant becoming aware of such condition, act, failure to act, change or event.
          “Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.
          “Moody’s” shall mean Moody’s Investor Services, Inc.
          “Mortgage” shall mean any first lien mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.
          “Net Award” shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.
          “Note” shall mean any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.
          “Partial Casualty” shall mean any Casualty which does not constitute a Termination Event.
          “Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.
          “Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit “C” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).
          “Person” shall mean an individual, partnership, association, corporation or other entity.
          “Premises Percentage Allocation” shall mean the percentage allocated to each Related Premises in Exhibit “E” to this Lease as the same may be adjusted in accordance with the formula specified in Exhibit “E”.
          “Present Value” of any amount shall mean such amount discounted by eight percent (8%) per annum.
          “Prime Rate” shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United

States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.
          “Related Premises” shall mean any one of the Evansville Premises, Lawrence Premises and Baltimore Premises.
          “Remaining Premises” shall mean the Related Premises which are not Withdrawn Premises under Paragraph 5 or Affected Premises under Paragraph 18.
          “Renewal Notice” shall mean Renewal Notice as defined in Paragraph 5(b).
          “Renewal Premises” shall mean Renewal Premises as defined in Paragraph 5(b).
          “Renewal Term” shall mean Renewal Term as defined in Paragraph 5.
          “Rent” shall mean, collectively, Basic Rent and Additional Rent.
          “Requisition” shall mean any temporary requisition or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
          “S&P” shall mean Standard and Poor’s Corporation.
          “Second Renewal Term” shall mean the ten (10) year period immediately following the expiration of the First Renewal Term.
          “Site Assessment” shall mean a Site Assessment as defined in Paragraph 10(c).
          “Subsidiary(ies)” of any Person shall mean a corporation or other legal entity a majority of the shares of stock or other voting interests having ordinary voting power to elect the board of directors or other manager of such corporation or entity which, at the time in question, is owned by such Person.
          “Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.
          “Taking” shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.
          “Tenant Group” shall mean Tenant and their respective Subsidiaries if and for so long as each such Person shall be part of the group for the purpose of reporting financial positions and results on a consolidated basis.
          “Term” shall mean the Term as defined in Paragraph 5.

          “Termination Date” shall mean the Termination Date as defined in Paragraph 18.
          “Termination Event” shall mean a Termination Event as defined in Paragraph 18.
          “Termination Notice” shall mean Termination Notice as defined in Paragraph 18(a).
          “Third Party Purchaser” shall mean the Third Party Purchaser as defined in Paragraph 21 (f).
          “Warranties” shall mean Warranties as defined in Paragraph 3(e).
          “Withdrawn Premises” shall mean Withdrawn Premises as defined in Paragraph 5(b).
          “Work” shall mean Work as defined in Paragraph 13(b).
          “W.P. Carey Group” shall mean W.P. Carey Group as defined in Paragraph 35(g).
     3. Title and Condition; Single Lease Transaction.
          (a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.
          (b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS WHERE IS AND WITH ALL FAULTS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY

WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.
          (c) Tenant represents to Landlord that Tenant has examined the pro forma Title Insurance Policies issued by Chicago Title Insurance Company (the “Title Company”) in favor of Landlord with respect to the Leased Premises (the “Title Policies”) prior to the execution and delivery of this Lease based on such Title Policies and has found the same to be satisfactory for the purposes contemplated hereby. Tenant, without making any representation or warranty with respect to any of the following matters, acknowledges that (subject to the exceptions to title disclosed in the Title Policies) (i) Tenant has only the leasehold right of possession and use of the Leased Premises, as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) the Improvements have been fully completed in all material respects in a workmanlike manner to Tenant’s satisfaction and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.
          (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, in conjunction with Landlord, the right to enforce all assignable warranties, guaranties, indemnities, causes of action and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, together with the proceeds of any recovery under such Warranties. Such assignment shall remain in effect until the expiration or earlier termination of this Lease (unless Tenant or its affiliate or designee acquires any of the Leased Premises, in which instance such assignment shall become permanent and irrevocable with respect to such Leased Premises), whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any Warranties upon the occurrence of an Event of Default. Tenant shall use commercially reasonable efforts to enforce (i) the Warranties in accordance with their respective terms and (ii) all other warranties, guaranties, indemnities causes of action and similar rights in favor of Tenant with respect to any Related Premises in accordance with their respective terms (collectively, the “Non-Assigned Warranties”), provided, however, that Tenant shall have the right to not pursue enforcement of the Non-Assigned Warranties if, in Tenant’s commercially reasonable judgment, such failure to enforce will not prevent Tenant from complying with its obligations under this Lease. Landlord will reasonably cooperate with Tenant in connection with any such enforcement.
          (e) LANDLORD AND TENANT AGREE THAT IT IS THEIR MUTUAL INTENT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS INCLUDED IN ANY AND ALL OF THE LEASED PREMISES (WHEREVER LOCATED), THAT THIS LEASE IS NOT INTENDED AND SHALL NOT BE CONSTRUED TO BE SEPARATE LEASES AND THAT ALL THE TERMS AND CONDITIONS HEREOF SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF LANDLORD AND TENANT WITH RESPECT THERETO.
          (f) TENANT, ON BEHALF OF ITSELF AND ANY TRUSTEE OR LEGAL REPRESENTATIVE (UNDER THE FEDERAL BANKRUPTCY CODE OR ANY SIMILAR STATE INSOLVENCY PROCEEDING) EXPRESSLY ACKNOWLEDGES AND AGREES

THAT, NOTWITHSTANDING THE PROVISIONS OF PARAGRAPH 18 HEREOF OR ANY OTHER PROVISION IN THIS LEASE TO THE CONTRARY, IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS AND FIXTURES INCLUDED IN EACH AND ALL OF THE RELATED PREMISES (WHEREVER LOCATED) AND SHALL NOT BE (OR BE DEEMED TO BE) DIVISIBLE OR SEVERABLE INTO SEPARATE LEASES FOR ANY PURPOSE WHATSOEVER (EXCEPT THAT TENANT HAS ADVISED LANDLORD THAT THE LEASE IS REQUIRED TO BE ANALYZED ON A PROPERTY-BY-PROPERTY BASIS FOR FINANCIAL ACCOUNTING PURPOSES), AND TENANT, ON BEHALF OF ITSELF AND ANY SUCH TRUSTEE OR LEGAL REPRESENTATIVE, HEREBY WAIVES ANY RIGHT TO CLAIM OR ASSERT A CONTRARY POSITION IN ANY ACTION OR PROCEEDING; IT BEING FURTHER UNDERSTOOD AND AGREED BY TENANT THAT THE PERCENTAGE ALLOCATION OF BASIC RENT AS SET FORTH ON EXHIBIT “E” HEREOF ARE INCLUDED TO PROVIDE A FORMULA FOR RENT ADJUSTMENT UNDER CERTAIN CIRCUMSTANCES AND AS AN ACCOMMODATION TO TENANT. ANY EVENT OF DEFAULT HEREUNDER IN CONNECTION WITH ANY RELATED PREMISES SHALL BE DEEMED TO BE AN EVENT OF DEFAULT WITH RESPECT TO THE ENTIRE LEASED PREMISES (WHEREVER LOCATED). THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT IN THIS PARAGRAPH 3(f) ARE MADE AS A MATERIAL INDUCEMENT TO LANDLORD TO ENTER INTO THE TRANSACTION CONTEMPLATED BY THIS LEASE AND THAT, BUT FOR THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT, LANDLORD WOULD NOT CONSUMMATE THIS LEASE TRANSACTION.
     4. Use of Leased Premises; Quiet Enjoyment.
          (a) Tenant may occupy and use the Leased Premises for manufacturing, warehouses and distribution and uses ancillary thereto. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law, Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.
          (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select during normal business hours and upon not less than three (3) days notice to Tenant for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.
     5. Term.
          (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the “Initial Term”, the Initial Term, as extended or renewed in accordance with the provisions hereof, being called the “Term”) commencing on the date hereof

(the “Commencement Date”) and ending on the last day of the two hundred fortieth (240th) full calendar month next following the date hereof (the “Expiration Date”).
          (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the tenth (10th) anniversary of the Expiration Date (the Expiration Date and such anniversary being referred to herein as a “Renewal Date”), Tenant shall have the right to extend the Term for an additional period of ten (10) years (each such extension, a “Renewal Term”) with respect to any one or more Related Premises then subject to this Lease (any such Related Premises, the “Renewal Premises”) upon written notice (a “Renewal Notice”) to Landlord which shall be in recordable form and shall be given at least eighteen (18) months prior to the next Renewal Date that Tenant is renewing this Lease as of the next Renewal Date. Any Renewal Notice shall specify the Related Premises which shall be Renewal Premises and the Related Premises as to which Tenant elects to terminate this Lease (the “Withdrawn Premises”) Any extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any additional Renewal Terms) and Basic Rent for each Renewal Term shall be equal to Basic Rent for the Leased Premises for such Renewal Term multiplied by the Premises Percentage Allocation for the Leased Premises that shall remain subject to this Lease after the termination of this Lease with respect to any Withdrawn Premises.
          (c) If Tenant does not exercise its option pursuant to Paragraph 5(b) to extend the Term or exercises its option with respect to some, but not all, Related Premises, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises or Withdrawn Premises, as applicable, for sale or reletting and to erect upon any of the Leased Premises or Withdrawn Premises, as applicable, signs indicating such availability and (ii) show any of the Leased Premises or Withdrawn Premises, as applicable, to prospective purchasers or tenants or their agents at such reasonable times during normal business hours and upon reasonable notice to Tenant as Landlord may select.
     6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit “D” hereto (“Basic Rent”) payable monthly in advance for the next calendar month during the Term as set forth in said Exhibit “D”. The date that each payment of Basic Rent is due is hereinafter referred to as a “Basic Rent Payment Date”. Each such payment of Basic Rent shall be made to Landlord in Federal Funds on each Basic Rent Payment Date pursuant to banking instructions delivered to Tenant from time to time and/or to such one or more other Persons, pursuant to wire transfer instructions delivered to Tenant from time to time at such addresses and in such proportions as Landlord may direct by fifteen (15) days’ prior written notice to Tenant.
     7. Additional Rent.
          (a) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”):
               (i) except as otherwise specifically provided herein (including the proviso in Paragraph 9(a)), all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) any Condemnation proceedings, (D) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (E) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (F) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (G) any amendment to or modification or termination of this Lease made at the request of Tenant, (H) Costs of Landlord’s counsel incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, any act of Landlord performed on behalf of Tenant to the extent authorized by this Lease or in an emergency situation, (I) all costs and fees associated with the wire transfers of Rent payments and (J) any other items specifically required to be paid by Tenant under this Lease;
               (ii) after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the “Late Charge”) equal to two percent (2%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its cost and inconvenience incurred as a result of Tenant’s delinquency, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days’ following the due date thereof;
               (iii) a sum equal to any additional sums (including any late charge in excess of the amount payable under clause (ii) above for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, default penalties, interest in excess of amounts payable under clause (iv) below for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, and fees of Lender’s counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default; and
               (iv) interest at a rate (the “Default Rate”) equal to the default interest rate per annum on the Loan or, if there is no Loan in effect, three percent (3%) over the Prime Rate per annum, payable on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.
          (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within five (5) days after Landlord’s demand for payment thereof, and (ii) any other Additional Rent, within five (5) days after Landlord’s demand for payment thereof.
          (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.
     8. Net Lease: Non-Terminability.
          (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction or reduction (collectively, a “Set-Off”).
          (b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

          (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise, even though such obligation results in a double payment of Rent. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).
          (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.
     9. Payment of Impositions.
          (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real property, personal property owned by Tenant, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant’s possessory interest in the Leased Premises, (iii) any of the Leased Premises or (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent (collectively, the “Impositions”); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, (C) any capital gains tax or real property transfer or intangibles taxes imposed on Landlord in connection with the sale of the Leased Premises to any Person (unless the payment of any such taxes is a term of the LOI under Paragraph 35(a)) imposed on Landlord in connection with the sale of the Leased Premises to any Person or (D) taxes of Landlord unrelated to the ownership, use and leasing of the Leased Premises or (E) any increases in real estate taxes by the applicable taxing authority but only if the increase is solely as a result of a sale or transfer of the Leased Premises (or a sale or transfer of any Person’s ownership interests in Landlord) prior to the tenth (10th) anniversary of the Commencement Date to Person that is not an affiliate of Corporate Property Associates 16 — Global Incorporated or subject to an advisory agreement with W. P. Carey & Co. LLC or its Subsidiary (a “Landlord Triggered Reassessment”), provided, however, that, notwithstanding anything to the contrary in this clause “(E)” , (1) until and including the tenth (10th) anniversary of the Commencement Date, (x) Tenant shall be required to pay any increases in real estate taxes caused solely by a Landlord Triggered Reassessment to the extent such increase does not exceed twenty percent (20%) of the real estate taxes in effect immediately prior to such reassessment and (y) Landlord shall be required to pay any increase to the extent such increase is in excess of twenty percent (20%) of the real estate taxes in effect immediately prior to such reassessment, (2) after the tenth (10th) anniversary of the Commencement Date Tenant will be required to pay the entire amount of any increase in real estate taxes with respect to the Leased Premises irrespective of whether such increase was caused solely by a Landlord Triggered Reassessment, and (3) if after a Landlord Triggered Reassessment, any Related Premises is subject to a reassessment that is not a Landlord Triggered Reassessment, Tenant will again be required to pay all real estate taxes with respect to such Related Premises, including all increases, provided that nothing herein shall prevent Tenant from applying for tax abatement treatment from the relevant taxing authority. Landlord shall have the right to require Tenant to pay, together with scheduled installments of Basic Rent, the amount of the gross receipts or rent tax, if any, payable with respect to the amount of such installment of Basic Rent. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord’s request therefor.
          (b) If required by Lender following the occurrence of an Event of Default under Paragraph 22(a)(i), Tenant shall pay to Landlord such amounts (each an “Escrow Payment”) monthly or as required by such Lender (but not more often than monthly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, “Escrow Charges” shall mean real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment. If the Escrow Payments are held by or on behalf of a Lender, the Escrow Payments may be commingled with other funds held by or on behalf of Lender, and, with respect to Escrow Payments for taxes and insurance, no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by Law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord’s demand therefor, which shall include written verification of such deficiency, shall pay the amount of the deficiency to Landlord.
     10. Compliance with Laws and Easement Agreements; Environmental Matters.
          (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform in all Material respects, to all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Material Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Material Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Material Environmental Violation and (iii) without the prior written consent of Landlord and Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be provided to Tenant, but shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports.
          (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord.
          (c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises upon at least three (3) days notice to Tenant during normal business hours and in a manner which does not unreasonably interfere with Tenant’s operations and perform, as agents of Tenant, an non-intrusive environmental site investigation or environmental compliance audit and, upon a finding in such non-intrusive environmental site investigation or environmental compliance audit that additional testing is warranted, Phase II environmental site investigations and assessments (“Site Assessments”) on the Leased Premises in any of the following circumstances: (i) in connection with any sale, financing or refinancing of the Leased Premises, (ii) not more than once within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the reasonable opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists provided that any Environmental Assessment conducted pursuant to this clause “(v)” shall be limited in scope to the matters giving rise to Landlord’s request. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the reasonable opinion of the Site Reviewers, to conduct the Site Assessments, provided that Landlord shall reasonably consult with Tenant regarding any determination to conduct such testing and reasonably take into account Tenant’s views and proposals with respect to the conduct of such testing. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Landlord unless an Environmental Violation is found to exist, in which event the reasonable cost shall be paid by Tenant.
          (d) If an Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $500,000, Tenant shall provide to Landlord, within thirty (30) days after Landlord’s request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit, assignment of escrow rights, or other form of security reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.
          (e) If Tenant fails, upon written notice from Landlord to promptly commence to comply with, and diligently pursue the completion of, any requirement of any Environmental Law in connection with any Material Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all reasonable actions as Landlord shall deem necessary or advisable in order to cure such Material Environmental Violation. During any such extension the Basic Rent for the Impaired Premises to be paid under this Paragraph 10(f) shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the Premises Percentage Allocation for the Impaired Premises.
          (f) Tenant shall notify Landlord promptly after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord promptly upon receipt thereof copies of all material orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.
          (g) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in Paragraph 10(a).
     11. Liens; Recording.
          (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge, bond or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord or any of its affiliates. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD. LANDLORD AND TENANT AGREE THAT TENANT IS NOT AN AGENT OF THE LANDLORD AND HAS NO AUTHORITY TO BIND THE LANDLORD’S INTEREST IN THE LEASED PREMISES WITH RESPECT TO ALTERATIONS OR OTHER WORK DONE OR MATERIALS SUPPLIED TO THE LEASED PREMISES BY TENANT PURSUANT TO THIS LEASE OR OTHERWISE.
          (b) Tenant shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.
     12. Maintenance and Repair.
          (a) Tenant shall at all times maintain each Related Premises and the Adjoining Property in as good repair and appearance and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

          (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.
     13. Alterations and Improvements.
          (a) Tenant shall have the right, without having obtained the prior written consent of Landlord or Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $1,000,000 each Related Premises and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $500,000 so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any non-structural Alterations or series of related non-structural Alterations is in excess of $1,000,000 with respect to each Related Premises, or if the cost of any Equipment or accessions thereto is in excess of $500,000 or if Tenant desires to make structural Alterations to any Related Premises, the prior written approval of Landlord and Lender shall be required. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required, provided that Landlord shall respond to any such request from Tenant to permit Alterations to remain within thirty (30) days following written receipt of Tenant’s request.
          (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”), then (i) the market value of the Leased Premises shall not be lessened by any such Work in any material respect or its usefulness impaired in any material respect, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and remaining useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge, bond or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

     14. Permitted Contests.
          (a) Notwithstanding any other provision of this Lease, Tenant shall not be required to (i) pay any Imposition, (ii) discharge or remove any lien referred to in Paragraph 11 or 13 or (iii) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”) and may dispute or contest the same, so long as at the time of such non-compliance the following criteria are met (collectively, the “Contest Requirements”): (A) no Event of Default with respect to the Related Premises to which the Permitted Violation pertains, exists, (B) Tenant contests, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (1) the collection of, or other realization upon, the Permitted Violation so contested, (2) the sale, forfeiture or loss of any of the applicable Related Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (3) any material interference with the use or occupancy of any of the applicable Related Premises, (4) any interference with the payment of any Rent, or (5) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied, and (C) Tenant pays to Landlord the following:
               (x) with respect to a Permitted Violation under clause (i) of Paragraph 14(a) above or clause (ii) of Paragraph 14(a) above if the contest is with respect to a sum certain, an amount sufficient to pay the amount in dispute with respect to the applicable Permitted Violation including penalties and interest assuming payment is made thirty (30) days following the date of payment by Tenant to the Landlord, which amount shall be increased by Tenant within ten (10) days of written demand by Landlord if Landlord reasonably determines in good faith that the amount theretofore paid to Landlord is no longer sufficient to pay the amount in dispute,
               (y) with respect to a Permitted Violation under clause (iii) of Paragraph 14(a) above, or clause (ii) of Paragraph 14(a) above if the contest is not with respect to a sum certain, an amount mutually agreed upon by Landlord and Tenant, each acting in good faith, which amount shall be increased by Tenant within ten (10) days of written demand by Landlord if Landlord reasonably determines in good faith that the amount theretofore paid to Landlord is no longer sufficient to pay or otherwise satisfy the amount in dispute; provided, however, that Landlord shall have the right to demand such increases. If Landlord and Tenant are unable to agree upon an amount under this clause (y), Tenant shall have no right to contest the applicable Permitted Violation.
          (b) Landlord shall be required to pay the amount(s) paid by Tenant to Landlord pursuant to Paragraph 14(a) above to the applicable Person or governmental authority upon the written request of Tenant. If Tenant does not request such payment be made, Landlord shall only have the right to pay the amount(s) paid by Tenant pursuant to Paragraph 14(a) above to the applicable Person or governmental authority if at any time following such payment by Tenant to Landlord, any of the Contest Requirements are no longer satisfied.
          (c) If either (i) Landlord has not paid the sums paid to it under this Paragraph 14 to the applicable Person or governmental authority, or, (ii) Landlord has paid the sums paid to it under this Paragraph 14 and Landlord then receives a refund from the applicable Person or Governmental Authority), such amount held or received by Landlord shall be paid to Tenant upon the conclusion of the applicable Permitted Contest unless this Lease has been terminated as a result of an Event of Default, in which case Landlord shall have the right to apply such sums toward the damages owed by Tenant under Paragraph 23 hereof, with any excess then paid to Tenant.

          (d) Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion. Tenant shall pay (or shall direct Landlord to pay, to the extent of the amounts paid to Landlord by Tenant pursuant to this Paragraph 14, in which case Landlord shall pay to such extent) any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.
     15. Indemnification.
          (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an “Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment, (iv) the non-recordation of any memorandum of lease or (v) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity, but excluding in all cases any and all liabilities, losses, damages (including punitive damages), penalties, costs, causes of action, suits, claims, demands or judgments caused by the gross negligence or willful misconduct of the Indemnitee seeking indemnification.
          (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant.

          (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.
     16. Insurance.
          (a) Tenant shall obtain, pay for and maintain the following insurance on or in connection with the Leased Premises:
               (i) Insurance against all risk of physical loss or damage to the Improvements and Equipment as provided under “Special Causes of Loss” form coverage, and including customarily excluded perils of hail, windstorm, flood coverage, earthquake and, to the extent required by Lender, terrorism insurance, in amounts not less than the actual replacement cost of the Improvements and Equipment; provided that, if Tenant’s insurance company is unable or unwilling to include any of all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and “Law and Ordinance” coverage (at full replacement cost). Such policies and endorsements shall contain deductibles not more than $400,000 per occurrence or such lower deductible required by Lender but in no event lower than $250,000 per occurrence.
               (ii) Commercial General Liability Insurance and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate, with no self-insured retention or deductible, on a claims occurrence basis.
               (iii) Workers’ compensation insurance in the amount required by applicable Law and employers’ liability insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises.
               (iv) Comprehensive Boiler and Machinery/Equipment Breakdown Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property (and which may be carried as part of the coverage required under clause (i) above or pursuant to a separate policy or endorsement). Either such Boiler and Machinery policy or the Special Causes of Loss policy required in clause (i) above shall include at least $1,000,000 per incidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense and may contain a deductible not to exceed $400,000 or such lower deductible required by Lender but in no event lower than $250,000.
               (v) Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than eighteen (18) months from time of loss, including extended period of indemnity which provides that after the physical loss to the Improvements and Equipment has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Related Premises is repaired or replaced and operations are resumed, whichever first occurs.
               (vi) During any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or

Equipment, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.
               (vii) Such other insurance (or other or different terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause, insurer rating) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require.
          (b) The insurance required by Paragraph 16(a) shall be written by companies having a Best’s rating of A:X or above and a claims paying ability rating of A or better by Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Lender in their sole discretion and are authorized to write insurance policies by, the State Insurance Department (or its equivalent) for the states in which the Leased Premises are located. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord and Lender as loss payee as their interest may appear and Lender as mortgagee. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee as their interest may appear.
          (c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior written notice to Landlord and Lender.
          (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance evidencing such coverages or, if required by Lender, original or certified policies. All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be on ACORD Form 27 (or its equivalent).
          (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16, and upon request, Tenant shall provide to Landlord a Statement of Values which may be reviewed annually and shall be amended to the extent determined necessary by Landlord based on revised Replacement Cost Valuations. The original or a certified copy of each such blanket or umbrella policy shall promptly be delivered to Landlord.
          (f) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and

(ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.
          (g) Each policy (other than workers’ compensation coverage ) shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord and shall contain a full waiver of subrogation against the Landlord.
          (h) The proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:
               (i) proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds; and
               (ii) proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.
     17. Casualty and Condemnation.
          (a) If any Casualty to any of the Related Premises occurs, the insurance proceeds for which is reasonably estimated by Tenant to exceed $250,000 Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim in excess of $100,000 shall be subject to the prior written approval of Landlord, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant’s attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.
          (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists and Tenant does not give a Termination Notice to Landlord, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant therein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.
          (c) If any Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations except as provided in Paragraphs 17(d) or 19(c). Promptly after such Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the applicable Related Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming such Related Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $500,000 shall be, if requested by Tenant, paid to Tenant and any such funds paid to Tenant shall be applied by Tenant toward the restoration of the applicable Related Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $500,000 (and any Net Award up to and including $500,000 not paid to Tenant at Tenant’s request) shall (unless such Condemnation resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the applicable Related Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Condemnation which is not a Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.
          (d) In the event of a Requisition of any of the Leased Premises, if any Net Award payable by reason of such Requisition is (i) retained by Landlord, each installment of Basic Rent payable on or after the date on which the Net Award is paid to Landlord shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the amount of such Net Award retained by Landlord, or (ii) paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount and for the same period as payments are reduced under the Note until such Net Award has been applied in full or until the Term has expired, whichever occurs first. Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to Tenant shall be retained by Landlord.
     18. Termination Events.
          (a) If either (i) all of any Related Premises shall be taken by a Taking or (ii) any substantial portion of any Related Premises shall be taken by a Taking and, in any such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at such Related Premises, (any one or all of the Related Premises described in the above clauses (i) and (ii) above being hereinafter referred to as the “Affected Premises” and each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a “Termination Event”), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after

Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice to give to Landlord written notice (a “Termination Notice”) in the form described in Paragraph 18(b) of the Tenant’s election to terminate this Lease as to the Affected Premises. If Tenant elects under clause (y) above not to give Landlord a Termination Notice, then Tenant shall rebuild or repair the Affected Premises in accordance with Paragraphs 17 and 19.
          (b) A Termination Notice shall contain notice of Tenant’s intention to terminate this Lease as to the Affected Premises thirty (30) days after delivery of the Termination Notice (the “Termination Date”), and any amounts prepaid by Tenant and attributable to the Affected Premises for any period after the Termination Date shall be refunded to Tenant no later than fifteen (15) days following the Termination Date.
          (c) This Lease shall terminate as to the Affected Premises on the Termination Date. If Tenant has not satisfied all Basic Rent and Impositions due to the Termination Date and all other non-contingent obligations and liabilities under Paragraphs 10, 12, 13 and 17 of this Lease which have arisen as to the Affected Premises (collectively, “Remaining Obligations”) on or prior to the Termination Date, then Landlord may, at its option, extend the Termination Date as to the Affected Premises to a date which is no later than thirty (30) days after the date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to the Affected Premises, (iii) the Net Award shall be retained by Landlord and (iv) any amounts paid by Tenant and attributed to the Affected Premises for any period after the Termination Date shall be prorated between Landlord and Tenant on a per diem basis. Notwithstanding the foregoing, if a dispute exists as to whether Tenant has satisfied any Monetary Obligation on or before the Termination Date, Landlord shall not have the right to extend the Termination Date as to the Affected Premises if Tenant shall pay the amount (the “Disputed Amount”) of the disputed Monetary Obligation to Landlord. Landlord shall deposit the Disputed Amount into an escrow account of an escrow agent mutually acceptable to Landlord and Tenant, in each parties’ reasonable discretion (the “Termination Escrow Account”), as security for the payment of the Disputed Amount. All amounts in the Termination Escrow Account shall be invested in a money market account and any interest that accrues thereon shall be for the benefit of the eventual recipient thereof. If Landlord and Tenant despite a good faith effort are unable to reach agreement regarding the disputed Monetary Obligation, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City and the amounts in the Termination Escrow Account shall be paid in accordance with such determination. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction.
          (d) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the Premises Percentage Allocation for the Remaining Premises.
     19. Restoration.
          (a) If any Net Award is in excess of $500,000, Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

               (i) prior to commencement of restoration, (A) the architects, contracts (each of which shall contain customary retainage provisions), contractors, plans and specifications and a budget for the restoration shall have been approved by Landlord and may provide for development and/or construction management fees to be paid to Tenant or its affiliates and (B) Landlord and Lender shall, upon reasonable request and based upon a review of the contractor’s and prime subcontractor’s credit and references, be provided with mechanics’ lien insurance (if available) and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees;
               (ii) at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against any of the Leased Premises and remain undischarged;
               (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the Work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the Work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed Work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by Work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;
               (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the Work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such Work and, upon completion of the Work, also stating that the Work has been fully completed and complies with the applicable requirements of this Lease;
               (v) Landlord may retain from the Restoration Fund the lesser of (a) ten percent (10%) or (b) the retainage provided for in the relevant contract, until the Work is fully completed;
               (vi) If the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and
               (vii) such other reasonable conditions as Landlord or Lender may impose.
          (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration (such excess, the “Shortfall”), then, (i) unless Tenant then has an Investment Grade Rating, Tenant shall upon demand by Landlord deposit with Landlord an uncollateralized irrevocable letter of credit (a “Restoration Letter of Credit”) issued by a bank with an S&P credit rating of not less than “A” and in form and substance satisfactory to Landlord in the amount of the Shortfall as security for the restoration of the applicable Related Premises and (ii) if Tenant then has an Investment Grade Rating, Tenant shall not be required to deposit a Restoration Letter of Credit. If, after disbursement of the entire Net Award, restoration of the applicable Related Premises has not been completed, Tenant shall promptly complete such restoration at its cost.

          (c) The Restoration Letter of Credit shall remain in full force and effect until no Shortfall exists, and the Restoration Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew the Restoration Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Restoration Letter of Credit and to deposit the proceeds of the Restoration Letter of Credit as a cash security deposit (a “Cash Restoration Security Deposit”) in any account for the benefit of Landlord. The Cash Restoration Security Deposit shall not be commingled with other funds of Landlord or other Persons and if any Cash Restoration Security Deposits are held by Landlord they shall be invested in a money market account and any interest that accrues thereon shall be for the benefit of Tenant.
          (d) If, at any time following the date Tenant deposits with Landlord the Restoration Letter of Credit, Tenant fails to comply with Paragraph 17(c) or this Paragraph 19, Landlord shall have the right to draw on the Restoration Letter of Credit or to withdraw the Cash Restoration Security Deposit from the above-described account and to apply the proceeds in payment of the Shortfall, as same come due, and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that Landlord’s application of the proceeds of the Restoration Letter of Credit or Cash Restoration Security Deposit towards the payment of the Shortfall, constitutes a fair and reasonable use of such proceeds. Notwithstanding the foregoing, nothing in this Paragraph 19 shall impact Tenant’s right to contest Permitted Violations as set forth in Paragraph 14, and Tenant shall retain such right.
          (e) Tenant shall complete and pay for a sufficient portion of the applicable restoration (without use of funds in the Restoration Fund), in Landlord’s reasonable discretion, so as to eliminate any Shortfall. Upon such elimination of the Shortfall, Landlord shall return the Restoration Letter of Credit (as same may have been drawn upon pursuant to this Paragraph 19) or Cash Restoration Security Deposit (as same may have been drawn upon pursuant to this Paragraph 19), as applicable, to Tenant; provided, however, if this Lease has been terminated as a result of an Event of Default on or before such date, Landlord shall have the right to apply the Restoration Letter of Credit or Cash Restoration Security Deposit, as applicable, toward damages owed under Paragraph 23, with any excess then paid to Tenant.
          (f) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Restoration Letter of Credit during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights of Landlord under this Paragraph 19. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be reasonably requested by Landlord from time to time to change the holder of the Restoration Letter of Credit or Cash Restoration Security Deposit as hereinabove provided.
          (g) If any sum remains in the Restoration Fund after completion of the restoration, such sum shall be first paid to Tenant to the extent of any Shortfall paid by Tenant and/or paid from the proceeds of any draw of the Restoration Letter of Credit or from the Cash Restoration Letter of Credit, as applicable, as confirmed to Landlord’s and Tenant’s reasonable satisfaction upon the completion of the applicable restoration and then the balance shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.
     20. Procedures Upon Purchase.
          (a) If the Leased Premises are purchased by Tenant pursuant to Paragraph 35 of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted

Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts or omissions of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.
          (b) Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the purchase price therefor, in Federal Funds, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a) and (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property then required to be sold by Landlord to Tenant pursuant to this Lease. If on the Purchase Date any non-contingent Monetary Obligations remain outstanding then Tenant shall pay to Landlord on the Purchase Date the amount of such non-contingent Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Leased Premises shall terminate, except any Surviving Obligations.
          (c) If the completion of such purchase shall be delayed after the date scheduled for such purchase then Rent shall continue to be due and payable until completion of such purchase.
     21. Assignment and Subletting: Prohibition against Leasehold Financing.
          (a) Except as otherwise expressly provided to the contrary in this Paragraph 21, Tenant may not assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise (including through merger or consolidation) to any Person except to a Person which is a Credit Entity and except that BPC shall be permitted to merge into Holdings (any such assignment, a “Preapproved Assignment”) without the prior written consent of Landlord, which consent shall be granted or withheld by Landlord in accordance with the provisions of Paragraph 21(b) below and subject, in each case, to the provisions of Paragraph 21(i) below. In addition, notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise), or sublet any of the Leased Premises to any Person at any time that an Event of Default shall exist. As used in this Paragraph 21, a “Credit Entity” shall mean (i) any Person that immediately following such assignment or subletting and having given effect thereto will have an Investment Grade Rating and (ii) any Person that is and continues for the balance of the Term to be a member of the Tenant Group.
          (b) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person (“Non-Preapproved Assignee”) that is not a Credit Entity (each a “Non-Preapproved Assignment”) then Tenant shall, not less than sixty (60) days prior to the date on which it desires to make a Non-Preapproved Assignment, submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. If a response is not received by Tenant by the expiration of such thirty (30) day period, such non-Preapproved Assignee shall be deemed disapproved.
          (c) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into (i) one or more subleases with any Credit Entity and (ii) one or more subleases with any third parties that demise, in the aggregate, up to, but not in excess of thirty percent (30%) of the gross leaseable area of the Improvements at each Related Premises with no consent or approval of Landlord being required or necessary (each, a “Preapproved Sublet”). Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases exist for more than thirty percent (30%) of the gross leaseable area of the Improvements at each Related Premises without the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. If a response is not received by Tenant within thirty (30) days after the date Landlord and Lender receive Tenant’s request for consent and information regarding the Review Criteria, such proposed sublease shall be deemed disapproved.
          (d) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment and shall also provide any certification reasonably required by Landlord related to the USA Patriot Act. Each sublease of any of the Leased Premises shall (A) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraph 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder (provided that Landlord shall accept performance of Tenant’s obligations hereunder by any permitted subtenant) and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease. Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form. With respect to (i) any assignment to a member of the Tenant Group or to a Credit Entity or (ii) any Preapproved Sublet, at least thirty (30) days prior to the effective date of such assignment or sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet satisfies the criteria set forth in this Lease for a Preapproved Assignment or Preapproved Sublet. Any purported sublease or assignment in violation of this Paragraph 21 shall be null and void.
          (e) Notwithstanding any provision in this Paragraph 21 or elsewhere in this Lease to the contrary, including any right or option Tenant may have to assign this Lease or sublease all or any portion of the Leased Premises without Landlord’s consent, Tenant shall, upon the request of Landlord, provide and cause such assignee or sublessee to provide, such information (including, without limitation, any certification) as to any proposed assignee or sublessee and its principals as may be required for Landlord and Tenant to comply with regulations administered by the Office of Foreign Asset Control (“OFAC”) of the Department of

the Treasury, codified at 31 C.F.R. Part 500 (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action regarding persons or entities with whom U.S. persons or entities are restricted from doing business (including persons or entities who have violated the U.S. Foreign Corrupt Practices Act 15 U.S.C. §§78dd-1, 78dd-2 and 78dd-3).
          (f) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises; provided, however, that during the continuance of a default Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Any amounts collected shall be applied to Rent payments next due and owing. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof.
          (g) Except for leasehold mortgages encumbering Tenant’s leasehold in this Lease which are required under the Credit Agreement dated as of April, 3, 2007, as amended, supplemented or modified from time-to-time, and any successor credit agreement, Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.
          (h) Subject to the provisions of Paragraphs 35 hereof, Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”) that is not a Competitor. In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.
          (i) Neither Tenant shall, in a single transaction or series of transactions (including any merger or consolidation), sell or convey, transfer or lease all or substantially all of its assets (an “Asset Transfer”) to any Person, and any such Asset Transfer shall be deemed an assignment in violation of this Lease, except that a Tenant shall have the right to conduct an Asset Transfer to a Person without Landlord’s consent if the following conditions are met: (i) the Asset Transfer is to a Person that (A) immediately following such transaction or transactions, taken in the aggregate, is (or would be, on a pro forma basis) a Credit Entity or (B) is approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) of this Lease or (C) is a merger of BPC into Holdings ; and (ii) the obligations and liabilities of such Tenant under this Lease are assigned to and assumed by such Person as a part of such Asset Transfer.
     22. Events of Default.

          (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:
               (i) a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;
               (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);
               (iii) any representation or warranty made by any Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;
               (iv) any Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction or (D) make a general assignment for the benefit of creditors;
               (v) a court shall enter an order, judgment or decree appointing, without the consent of any Tenant, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against any Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;
               (vi) any of the Related Premises shall have been vacated or abandoned other than in accordance with the terms of Paragraph 18;
               (vii) any Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;
               (viii) the estate or interest of any Tenant in any of the Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;
               (ix) a failure by any Tenant to perform or observe, or a violation or breach of, or a misrepresentation by any Tenant under, any document between any Tenant and Lender or from any Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default with respect to any Loan;
               (x) a failure by any Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of any Related Premises that materially impairs the value or use of such Related Premises;
               (xi) any Tenant shall in a single transaction or series of transactions sell, convey, transfer or lease all or substantially all of its assets unless concurrently with such sale the interest of such Tenant in this Lease is assigned to the purchaser, lessee or transferee of such assets who complies with the requirements of Paragraph 21 of this Lease and who shall assume in writing all of the obligations of such Tenant hereunder;

               (xii) any Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein; or
               (xiii) a default beyond any applicable notice and/or cure period shall occur with respect to any Monetary Obligation under any lease agreement between either Tenant and Landlord or any Affiliate of Landlord or any affiliate or Subsidiary of either Tenant.
          (b) No notice or cure period shall be required in any one or more of the following events: (A) except as otherwise set forth in this Paragraph 22(b), the occurrence of an Event of Default under clause (i), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii) or (xiv) of Paragraph 22(a); (B) the default consists of a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable non-monetary harm to Landlord. If the default consists of the failure to pay Basic Rent under clause (i) of Paragraph 22(a), the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, such default more than four(4) times within any Lease Year. If the default consists of the failure to pay any Monetary Obligation other than Basic Rent the applicable cure period shall be fifteen (15) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, the same default more than four(4) times within any Lease Year. If the default consists of a default under clause (ix) with respect to the vacation of any Related Premises the applicable cure period shall be ten (10) days from the earlier to occur of (1) the date on which Tenant notifies Landlord that it has vacated such Related Premises or (ii) the date on which Landlord has knowledge that such Related Premises has been vacated. If the default consists of a default under clause (ii), clause (iii) or (xii) and the misrepresentation or breach is reasonably susceptible of cure, or clause (xiii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.
     23. Remedies and Damages Upon Default.
          (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.
               (i) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, by any available legal process. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such termination of the Lease, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).
               (ii) Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Leased Premises by any available legal process without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant and without terminating this Lease. After repossession of any of the Leased Premises pursuant hereto, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such termination of Tenant’s right of possession of the Leased Premises, Landlord may collect the damages set forth in Paragraph 23(b)(ii) and/or, at any time thereafter, elect to terminate this Lease and in such event Landlord shall have the right and remedies specified in the last sentence of Paragraph 23(a)(i) and in 23(a)(iii).
               (iii) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall terminate, subject to any Surviving Obligations.
          (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):
               (i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of Alterations and expenses and preparation for reletting.
               (ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord incurred in connection with such repossessing and reletting, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of Alterations and expenses and preparation for reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant.
               (iii) Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.
          (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity (excluding consequential damages); provided, however, with respect to a Limited Remedy Default, the maximum aggregate amount Tenant shall be required to pay to Landlord (pursuant to Paragraph 23(a)(iii) or otherwise) from and after the date of the occurrence of such Limited Remedy Default (the “Occurrence Date”) with respect to Basic Rent, Additional Rent and indemnification obligations under Paragraph 15(a) shall be limited to the sum of (i) the present value as of the Occurrence Date, discounted at the annual rate of ten and one-half percent (10.5%), of all Basic Rent reserved hereunder for the unexpired portion after the Occurrence Date) of the Term devised herein as if this Lease had not expired or been terminated, (ii) any amounts of Additional Rent which are due and payable or have accrued under this Lease through the Occurrence Date, and (iii) any amounts of Additional Rent which are due and payable or have accrued under this Lease after the Occurrence Date while the Tenant remains in possession of the Leased Premises or any Related Premises, as applicable, after any Limited Remedy Default that relates to Impositions, insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other routine and customary Costs of operating and maintaining the Leased Premises or any Related Premises, as applicable. Notwithstanding the foregoing, if Tenant remains in possession of the Leased Premises or any Related Premises, as applicable, and assumes, ratifies or affirms this Lease during any pending bankruptcy or other event described in 22(a)(ii) or (iii), then Tenant shall be obligated to pay all Basic Rent and Additional Rent which become due and payable under this Lease without limitation by this Paragraph 23(c). Nothing contained in this Paragraph 23(c) shall limit any amounts payable by Tenant with respect to Basic Rent or Additional Rent if any Event of Default that is not a Limited Remedy Default has occurred.
          (d) If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.
          (e) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.
          (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, EACH OF LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY.
          (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose

          (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.
          (i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.
          (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.
     24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery is refused. Notices sent to Landlord shall be to the attention of Director, Asset Management, and notices sent to Tenant shall be to Berry Plastics Corporation, 101 Oakley Street, Evansville, IN, 47710, Attention: Chief Financial Officer, Fax: (812) 421-9604 and General Counsel, Fax: (812) 434-9425. A copy of any notice given by Tenant to Landlord shall be addressed to the attention of Director, Asset Management and shall simultaneously be given by Tenant to Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, NY 10022, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.
     25. Estoppel Certificate. At any time upon not less than ten (10) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to Landlord or Tenant, as the case may be (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant, as applicable, exists hereunder and (d) such other matters as the Requesting Party may reasonably request and that are commonly addressed in estoppels provided in connection with loans and sales of commercial property. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or by any prospective purchaser or Lender of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.
     26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises or Affected Premises, as applicable, to Landlord in the same condition in which the Leased Premises or Affected Premises, as applicable, were at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, ordinary wear and tear excepted. Upon such surrender, Tenant shall (a) remove from the Leased Premises or Affected Premises, as applicable, all property which is owned by Tenant or third parties other than Landlord and Alterations required to be removed pursuant to Paragraph 13 hereof and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises or Affected Premises, as applicable. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises or Affected Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.
     27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
     28. Books and Records.
          (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit. All such inspections shall be at Landlord’s expense except during the continuance of an Event of Default, in which case such inspections shall be at the expense of Tenant.
          (b) If at any time during the Term Tenant’s securities are not listed and traded on a national securities exchange located in the United States, Tenant shall deliver to Landlord and to Lender within ninety (90) days of the close of each fiscal year, annual audited financial statements of the Tenant Group prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of the Tenant Group, certified by Tenant’s chief financial officer, and all filings, if any, on Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of the Tenant Group shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.
     29. Determination of Fair Market Rental Value.
          (a) Fair Market Rental Value shall be determined in accordance with the following procedure:
               (i) Landlord and Tenant shall endeavor to agree upon such Fair Market Rental Value within thirty (30) days after the date on which Landlord receives the Renewal Notice for the Second Renewal Term (the “Applicable Initial Date”). Upon reaching such agreement, the parties shall execute an addendum to this Lease setting forth the amount of such Fair Market Rental Value.
               (ii) If the parties shall not have reached such agreement within thirty (30) days after receipt by Landlord of the Renewal Notice for the Second Renewal Term, Tenant shall within fifty (50) days after receipt by Landlord of the Renewal Notice for the Second Renewal Term select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord’s receipt of Tenant’s notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Rental Value based on a written appraisal made by each of them as of the date of the Renewal Notice (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Rental Value, the amount of such Fair Market Rental Value as so agreed shall be binding and conclusive upon Landlord and Tenant.
               (iii) If such two appraisers shall be unable to agree upon a Fair Market Rental Value within thirty (30) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Rental Value and such appraisers shall select a third appraiser to make the determination of Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.
               (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Rental Value within thirty (30) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.
               (v) If a third appraiser is selected, Fair Market Rental Value shall be the average of the determination of Fair Market Rental Value made by the third appraiser and the determination of Fair Market Rental Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Rental Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

               (vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease and (C) be registered in the States where the applicable Related Premises is located if such State provides for or requires such registration.
               (vii) The Cost of the procedure described in this Paragraph 29(a) above shall be split equally by Tenant and Landlord.
          (b) If, by virtue of any delay, Fair Market Rental Value is not determined by the expiration or termination of the First Renewal Term, then until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent during the Second Renewal Term in the same amount which it was obligated under this Lease to pay prior to the commencement of the Second Renewal Term. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the commencement of the Second Renewal Term and Tenant shall either receive a refund from Landlord (in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of an underpayment).
          (c) In determining Fair Market Rental Value, the appraisers shall determine with respect to each Renewal Premises the amount that a willing tenant would pay, and a willing landlord of a comparable building located in a radius of five (5) miles of each Related Premises would accept, at arm’s length, to rent a building of comparable size and quality as the Improvements, taking into account: (i) the age, quality, condition (as required by the Lease) of the Improvements; (ii) that the Renewal Premises will be leased as a whole or substantially as a whole to a single user; (iii) a lease term of ten (10) years; (iv) an absolute triple net lease; and (v) such other items that professional real estate appraisers customarily consider.
     30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partners or shareholders of Landlord (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Asset Management Corp., W. P. Carey & Co., LLC, Carey Management LLC, and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).
     31. Financing.
          (a) Tenant agrees to pay all reasonable costs and expenses incurred by Landlord in connection with the purchase, leasing and initial financing of the Leased Premises including, without limitation, the cost of appraisals, environmental reports, title insurance, surveys, and reasonable legal fees and expenses.
          (b) If Landlord desires to obtain or refinance any Loan, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall execute any subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or increase Tenant’s obligations under this Lease in any material respect. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (i) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (ii) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.
     32. Subordination, Non-Disturbance and Attornment. This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant’s rights hereunder subject to Landlord’s remedies hereunder following an Event of Default or Landlord’s rights to terminate this Lease pursuant to any applicable provision hereof.
     33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (i) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (iii) Landlord reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state law purposes and for federal law purposes.
     34. Intentionally Omitted.
     35. Right of First Refusal.
          (a) Except as otherwise provided in Paragraph 35(h), and provided an Event of Default does not then exist, if Landlord shall enter into a letter of intent or similar document, instrument or agreement (the “LOI”) for the sale of the Leased Premises with a Third Party Purchaser which LOI shall be conditioned upon Tenant’s failure to exercise its right under this Paragraph 35, then promptly following the execution thereof, Landlord shall give written notice to Tenant, together with a copy of the executed LOI.
          (b) For a period of fifteen (15) days following receipt of such notice, Tenant shall have the right, exercisable by written notice to Landlord given within said fifteen (15) day period, to elect to purchase the Leased Premises at the purchase price and upon all the general business terms and conditions set forth in the LOI except that no contingencies contained in such LOI as to environmental assessments, engineering studies, inspection of the Leased Premises, availability of financing, sale of other property, state of the title to or encumbrances on the Leased Premises, or any other condition or contingency to the Third Party Purchaser’s obligation to purchase the Leased Premises which would otherwise be the obligation of Tenant under this Lease, shall apply to Tenant’s obligation to purchase the Leased Premises under this Paragraph 35, and Tenant shall be obligated to purchase the Leased Premises without any such condition or contingency.
          (c) If at the expiration of the aforesaid fifteen (15) day period Tenant shall have failed to exercise the aforesaid option by written notice to Landlord, Landlord may sell the Leased Premises to such Third Party Purchaser upon the terms set forth in the LOI.

          (d) The closing date for any purchase of the Leased Premises by Tenant pursuant to this Paragraph 35 shall be ninety (90) days after the date of Tenant’s notice to Landlord of its intention to purchase the Leased Premises upon the general business terms of the LOI with a Third Party Purchaser. At such closing Landlord shall convey the Leased Premises to Tenant in accordance with, and Tenant shall pay to Landlord the purchase price and other consideration set forth in, the LOI and otherwise in accordance with Paragraph 20.
          (e) NOTWITHSTANDING ANYTHING TO THE CONTRARY, IF TENANT FAILS TO EXERCISE THE RIGHT OF FIRST REFUSAL GRANTED PURSUANT TO THIS PARAGRAPH 35 AND THE SALE TO THE THIRD PARTY PURCHASER IS CONSUMMATED OR IF TENANT SHALL EXERCISE SUCH RIGHT AND THEREAFTER FAIL TO PURCHASE THE LEASED PREMISES IN ACCORDANCE WITH THE REQUIREMENTS OF PARAGRAPH 35(d) OR IF THE TERM OF THIS LEASE SHALL TERMINATE OR EXPIRE, SUCH RIGHTS OF FIRST REFUSAL GRANTED PURSUANT TO THIS PARAGRAPH 35 SHALL TERMINATE AND BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT. IN SUCH EVENT TENANT SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LANDLORD SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS RIGHT OF FIRST REFUSAL.
          (f) For avoidance of doubt, Tenant’s rights under this Paragraph 35 shall remain in effect until the Leased Premises are sold to a Third Party Purchaser;
          (g) If Tenant does not exercise its right of first refusal to purchase the Leased Premises and the Leased Premises are transferred to a Third Party Purchaser, Tenant will attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.
          (h) The provisions of this Paragraph 35 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord’s interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord’s interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord’s interest in the Leased Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises or any interest therein or in Landlord to any Affiliate or holder of an interest in Landlord or to any entity for whom W. P. Carey & Co., LLC, or any of its Subsidiaries or Affiliates or successors provides advisory or management services or investment advice, (vi) any Person to whom Landlord transfers or sells all or substantially all of its assets so long as such Person is not a Competitor, or (vii) any transfer of the Leased Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses (i) through (iv).
          (i) If the completion of the purchase by Tenant or its designee pursuant to this Paragraph 35 shall be delayed after the date scheduled for such purchase, Basic Rent and Additional Rent shall continue to be due and payable until completion of such purchase.
     36. Intentionally Omitted.
     37. Intentionally Omitted.

     38. Intentionally Omitted.
     39. Adjacent Property Lease / Adjacent Improvements.
          (a) Landlord hereby acknowledges that the Adjacent Property may be developed by or for the benefit of Tenant so that the Improvements which are part of the Evansville Premises can be connected to, and integrated with, the Adjacent Improvements, subject in all respects to the requirements of Paragraph 39(b) and Paragraph 40. Tenant acknowledges and agrees that the Improvements which are part of the Evansville Premises and the Adjacent Improvements shall in all respects be capable, without any modification except for the closure of the Party Wall (as defined in Paragraph 40), of operating as independent buildings and, in this regard, shall have all necessary easements and facilities to operate as a separate, independent buildings, including, but not limited to, separate, independent and adequate parking, utilities, HVAC and building systems, and all necessary cross-easements and access agreements addressing matters such as any shared utility lines and access to the Evansville Premises, as reasonably necessary.
          (b) Prior to commencement of construction of the Adjacent Improvements, Tenant shall provide or cause to be provided to Landlord and Lender the following documents and items, all of which shall be reasonably satisfactory in all respects to Landlord and Lender:
               (i) Evidence that upon completion of the Adjacent Improvements both the Improvements and the Adjacent Improvements (A) will comply with applicable zoning ordinances, including parking, setback, lot size and density, or a variance or variances shall be obtained with respect thereto, (B) will comply with all subdivision ordinances and regulations and (C) can be legally separated by the Party Wall and thereafter can be operated as independent buildings pursuant to a permanent party wall agreement among Landlord, the owner of the Adjacent Property and Tenant (“Party Wall Agreement”)
               (ii) The Party Wall Agreement which shall, among other things, set forth the rights and obligations of the parties with respect to support and maintenance of both the Improvements and Adjacent Improvements.
               (iii) A reciprocal easement and access agreement with respect to easements for shared utilities, access, parking, reconstruction, alterations and shared costs and which shall specifically provide that easement for access to and from the interior of the Adjacent Improvements and Improvements (except with respect to access to service utility easements and the like) shall automatically terminate upon the foreclosure of a Mortgage.
               (iv) Landlord acknowledges that the construction of the Adjacent Improvements will require the vacation of all or a portion of Oakley Street and agrees that it will convey or caused to be conveyed to Tenant that portion of Oakley Street that will vest in Landlord as a matter of Law without payment of any consideration for such conveyance.
     40. Closure of Party Wall. Upon completion of the Adjacent Property, a party wall (the “Party Wall”) shall be located in the position reasonably acceptable to Landlord and shall separate and divide the Improvements from the Adjacent Improvements. Except as otherwise provided in this Paragraph 40, the Party Wall shall be permitted to have an opening between the Improvements and the Adjacent Improvements, subject in all events to compliance with applicable Legal Requirements. At any time (a) following the occurrence of an Event of Default or (b) that the Evansville Premises and the Adjacent Property shall cease to be operated by a single user as an integrated facility, upon the written demand from Landlord (the “Party Wall Notice”), Tenant shall, at its sole cost and expense, promptly commence, and thereafter complete as soon as reasonably practicable, permanent closure of the Party Wall which shall include the permanent closure of existing overhead fire doors in the opening in the Party Wall, creation of new fire exit doors in the party wall and construction of an emergency exit corridor as part of the Improvements along the party wall located on the Land. The closure of the Party Wall shall be performed in accordance with the provisions of Paragraph 13 and any such other reasonable construction procedures as may be requested by Landlord and/or Lender and shall be closed so that the Improvements which are part of the Evansville Premises and Adjacent Improvements comply with and conform to all applicable building codes (which, Tenant acknowledges, may include the installation of emergency exit doors in the Improvements). In the event that Tenant shall not commence or cause to be commenced the closure of the Party Wall within ninety (90) days following receipt of the Party Wall Notice or Tenant shall not complete the closure of the Party Wall within one hundred fifty (150) days following its receipt of the Party Wall Notice, Landlord shall have the right to (i) complete or cause the completion of the closure of the Party Wall, in which event Landlord shall have the right to enter onto the Evansville Premises at all times without liability to Tenant for any disruption of Tenant’s business caused by such construction and (ii) Tenant shall promptly reimburse Landlord for any and all costs and expenses incurred by Landlord in connection with the closure of the Party Wall.
     41. Intentionally Omitted.
     42. Miscellaneous.
          (a) The Paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
          (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”; (v) “any of the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) “any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) “any of the Improvements” shall mean “the Improvements or any part thereof or interest therein”; (viii) “any of the Equipment” shall mean “the Equipment or any part thereof or interest therein”; and (ix) “any of the Adjoining Property” shall mean “the Adjoining Property or any part thereof or interest therein”.
          (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except as otherwise provided herein and except that with respect to any assignment of this Lease or subletting of any Related Premises not expressly permitted by the terms of this Lease, Landlord may withhold its consent for any reason or no reason. In any instance in which Landlord agrees not to act unreasonably, Tenant hereby waives any claim for damages against or liability of Landlord which is based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action for declaratory judgment or injunctive relief. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying, consent or approval shall be as provided in this Paragraph. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.
          (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.
          (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.
          (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.
          (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.
          (h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.
          (i) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
          (j) All exhibits attached hereto are incorporated herein as if fully set forth.
          (k) Tenant is not, nor will Tenant become (i) a Person with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) a Person who violates the U.S. Foreign Corrupt Practices Act 15 U.S.C. §§78dd-1, 78dd-2 and 78dd-3 and Tenant not will engage in any dealings or transactions or be otherwise associated with such persons or entities.
          (l) Each of Landlord and Tenant hereby agree that the State of New York has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed therein and all applicable law of the United States of America; except that, at all times, the provisions for the creation of the leasehold estate, enforcement of Landlord’s rights and remedies with respect to right of re-entry and repossession, surrender, delivery, ejectment, dispossession, eviction or other in-rem proceeding or action regarding any Related Premises pursuant to Paragraph 23 hereof shall be governed by and construed according to the Laws of the State in which the applicable Related Premises is located, it being understood that, to the fullest extent permitted by law of such State, the law of the State of New York shall govern the validity and the enforceability of the Lease, and the obligations arising hereunder. To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Lease. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal or state court sitting in the County of New York, State of New York, and Tenant waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such County and State, and Tenant hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Landlord from instituting any suit, action or proceeding in any other proper venue or jurisdiction in which Tenant is located or where service of process can be effectuated.
          (m) This Lease may be executed in a number of counterparts and by different parties hereto in separate counterparts each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
Remainder of page left intentionally blank. Signature page to follow.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD: BPLAST LANDLORD (DE) LLC, a Delaware limited liability corporation
By:	16 Manager (DE) QRS 16-129, Inc.

By:	/s/ Benjamin P. Harris
Title: Managing Director

TENANT: BERRY PLASTICS CORPORATION, a Delaware corporation
By:	/s/ Mark Miles
Title: Mark Miles, EVP

BERRY PLASTICS HOLDING CORPORATION, a Delaware corporation
By:	/s/ Mark Miles
Title: Mark Miles, EVP

BERRY PLASTICS ACQUISITION CORPORATION VII, a Delaware corporation
By:	/s/ Mark Miles
Title: Mark Miles, EVP

[Corporate Seal]

EXHIBIT A
PREMISES
Evansville Premises
     ALL THOSE CERTAIN lots or tracts of land situate in the City of Evansville, County of Vanderburgh and State of Indiana, being more particularly described as follows:
TRACT ONE:
     Parcel I
     Lots One (1) through Twenty-three (23), inclusive, in Block One (1) in the Subdivision of Blocks No. 1 and 2 of Sharpe’s Enlargement of the City of Evansville, as per plat thereof, recorded in Plat Book B, page 130 in the Office of the Recorder of Vanderburgh County, Indiana.
     Parcel II
     All that part of a tract of land situated in the City of Evansville, Indiana known as Carpenter’s Field, as per plat thereof recorded in Plat Book B, page 65 in the Office of the Recorder of Vanderburgh County, Indiana, which lies East of the center line of Oakley Street, being in the Southeast Quarter of Section Nineteen (19) Township Six (6) South, Range Ten (10) West, which tract of land is bounded on the North by the South line of Isabella Place, as per the recorded plat thereof, on the South by Pennsylvania Street, on the East by the West line of Sharpe’s Enlargement, as per the recorded plat thereof, and on the West by the center line of Oakley Street.
     Parcel III
     Lots Sixty (60) through Eighty-eight (88), inclusive, in Isabella Place, an Addition to the City of Evansville, as per plat thereof, recorded in Plat Book B, pages 18 and 19 in the Office of the Recorder of Vanderburgh County, Indiana.
     Parcel IV
     Lots Twenty-seven (27) through Forty-six (46), inclusive, in Block Three (3) in Roelker’s Subdivision of Blocks Three (3) and Four (4) in Sharpe’s Enlargement of the City of Evansville, as per plat thereof, recorded in Plat Book C, page 188 in the Office of the Recorder of Vanderburgh County, Indiana.
     Parcel V
     Lots One (1) through Forty-six (46), inclusive, in Block Two (2) in the Sub-division of Blocks No. 1 and 2 of Sharpe’s Enlargement of the City of Evansville, as per plat thereof, recorded in Plat Book B, page 130 in the Office of the Recorder of Vanderburgh County, Indiana.
     Parcel VI
     The alley located between Illinois Street and Pennsylvania Avenue in Block 2 of Sharpe’s Enlargement of the City of Evansville, as per plat thereof, recorded in Plat Book B, page 130 in the Office of the Recorder of Vanderburgh County, Indiana. The vacation of said alley was completed in the following separate procedures before the Common Council of the City of Evansville:
a.	Ordinance NO. G-94-25 recorded in Deed Drawer 9, Card 774;

b.	Ordinance No. G-95-14 recorded in Deed Drawer 9, Card 8674;

c.	Ordinance No. G-96-3 recorded in Deed Drawer 10, Card 723;
     Parcel VII
     The alley located between Illinois Street and Pennsylvania Avenue along the West side of Block 1 of Sharpe’s Enlargement of the City of Evansville, as per plat thereof, recorded in Plat Book B, page 130 in the Office of the Recorder of Vanderburgh County, Indiana. The vacation of said alley was completed in the following separate procedures before the Common Council of the City of Evansville:
a.	Ordinance No. G-84-50 recorded in Deed Drawer 1, Card 22134;

b.	Declaratory Resolution No. 24-1972 recorded in Deed Record 581, page 146;
     Parcel VIII
     All of Edgar Street located between Illinois Street and Pennsylvania Avenue and located between Blocks No. 1 and 2 of Sharpe’s Enlargement of the City of Evansville, as per plat thereof, recorded in Plat Book B, page 130 in the Office of the Recorder of Vanderburgh County, Indiana. The vacation of said street was completed in the following separate procedures before the Common Council of the City of Evansville:
a.	Ordinance No. G-86-14 recorded in Deed Drawer 2, Card 8964;

b.	Ordinance No. G-93-11 recorded in Deed Drawer 7, Card 10039;
     Parcel IX
     The alley located along the South side of Lots Eighty-eight (88) through Eighty (80), inclusive, in Isabella Place, an Addition to the City of Evansville, as plat thereof, recorded in Plat Book B, page 18 and 19 in the Office of the Recorder of Vanderburgh County, Indiana. The vacation of said alley was complete in the following separate procedures before the Common Council of the City of Evansville;
a.	Ordinance No. G-86-29 recorded in Deed Drawer 3, Card 1100;

b.	Ordinance No. G-84-50 recorded in Deed Drawer 1, Card 22134;
     Parcel X
     Part of a Twelve and Five Tenths (12.5) foot wide alley in the City of Evansville, Indiana, located between West Illinois Street and West Franklin Street in Isabella Place, as per plat thereof, recorded in Plat Book B, pages 18 and 19 in the Office of the Recorder of Vanderburgh County, Indiana, more particularly describe as follows:
     Beginning at the Southwest corner of Lot Seventy-nine (79) in said Isabella Place, said point being on the East line of a Twelve and five Tenths (12.5) foot alley; thence West Twelve and fifty Hundredths (12.50) feet to the Southeast corner of Lot Sixty (60) in said subdivision, said point being on the West line of a Twelve and Five Tenths (12.5) foot alley; thence along the West line of said alley North One Hundred Forty-two and Fifty Hundredths (142.50) feet to a point located South Seven and Fifty Hundredths (7.50) feet from the Northeast corner of Lot Sixty-five (65) in said subdivision; thence East Twelve and Fifty Hundredths (12.50) feet to the Northwest corner of Lot Seventy-nine (79) in said subdivision, said point being on the East line of a Twelve and Five Tenths (12.5) foot alley; thence along the East line of said alley and the West line of said Lot Seventy-nine (79) South, One Hundred Forty-two and Fifty Hundredths (142.50) feet to the true point of beginning.
     Parcel XI
     Lots Three (3), Four (4), Five (5), Six (6), Seven (7), Eight (8), Nine (9), Ten (10), Eleven (11), and Twelve (12) in Block Seven (7) and Lot Eight (8) in Block Nine (9) in Sharpe’s Enlargement, an Addition to the City of Evansville, as per plat thereof recorded in Plat Book A, pages 16 and 17 and transcribed of record in Plat Book E, pages 37, 38 and 39 in the Office of the Recorder of Vanderburgh County, Indiana.
     EXCEPT that part of Lot Eight (8) conveyed to Southern Indiana Gas and Electric Company by Special Corporate Warranty Deed recorded March 3, 1999 in Deed Drawer 12, Card 4843, more particularly described as follows:
     Part of Lot 8 in Block 9 of Sharpe’s Enlargement to the City of Evansville, Indiana, as per plat thereof, recorded in Plat Book A, page 16 and transcribed of record to Plat Book E, page 37 in the Office of the Recorder of Vanderburgh County, Indiana, and more particularly described as follows, to-wit:
     Beginning at the southeast corner of said Lot 8, which point is also the northeast corner of Lot 1 of Garvey’s Subdivision of Lots 9, 10, 11 and 12 in Block 9 of Sharpe’s Enlargement as per plat thereof recorded in Plat Book B, page 127 in the office of said Recorder; thence from said point of beginning west along the south line of said Lot 8 and the north lines of said Lots 1, 2, and 3 a distance of 73.8 feet, more or less, to the northwest corner of said Lot 3; thence north along a line parallel to the east line of said Lot 8 for a distance of 25 feet to a point on the north line of said Lot 8; thence east along the north line of said Lot 8 a distance of 73.8 feet, more or less, to the northeast corner of said lot; thence south along the east line of said lot to the point of beginning.
     (Parcel XII intentionally omitted)
     (Parcel XIII intentionally omitted)
     Parcel XIV
     The North/South alley running from West Illinois Street on the South to a point 50 feet South of West Franklin Street on the North land lying between Harriet Street on the East and Mary Street on the West, to-wit:
     12 foot wide alley in the City of Evansville, Indiana, located North of West Illinois Street and South of West Franklin Street, and being a part of Block 7 in Sharpe’s Enlargement, as per plat thereof, recorded in Plat Book E, pages 37, 38 and 39, in the Office of the Recorder of Vanderburgh County, Indiana, being more particularly described as follows:
     Beginning at the Southwest corner of Lot 12 in said Block 7 of Sharpe’s Enlargement, said point being located on the East line of a 12-foot wide alley and the North line of W. Illinois

Street; thence along the North line of said W. Illinois Street, West 12.00 feet to the Southeast corner of Lot 13 in said Block 7; thence along the East line of lots 13 through 22 in said Block 7 and along the West line of said 12-foot wide alley, North 250.00 feet to the Northeast corner of said Lot 22; thence East 12.00 feet to the Northwest corner of Lot 3 in said Block 7; thence along the West line of Lots 3 through 12 in said Block 7 and along the East line of said 12-foot wide alley, South 250.00 feet to the point of beginning.
     Heretofore vacated by proceedings pursuant to Ordinance No. G-2001-13 recorded in Deed Drawer 14, Card 2791 as Instrument No. 2001R00011295 in the Office of the Recorder of Vanderburgh County, Indiana.
     Parcel XV
     The Easternmost 23 feet of a portion of Oakley Street between Division Street on the South and West Illinois Street on the North to-wit:
     Part of a 60 foot wide right-of-way for Oakley Street, as opened by the Board of Public Works on May 15, 1897, and as recorded in Vacation Book 1, Page 149 in the Office of the Board of Public Works, of the City of Evansville, Indiana, being more particularly described as follows:
     Beginning at the intersection of the North right-of-way line of Division Street and the East right-of-way line of Oakley Street; thence along the extended North right-of-way of Division Street, West 23.00 feet; thence parallel with the East right-of-way line of Oakley Street, North 332.00 feet; thence parallel with the North right-of-way line of Division Street, East 23.00 feet; thence along the East right-of-way line of Oakley Street, South 332.00 feet to the point of beginning.
     Heretofore vacated by proceedings pursuant to Ordinance No. G-2001-12 recorded in Deed Drawer 14, Card 2791 as Instrument No. 2001R00011296 in the Office of the Recorder of Vanderburgh County, Indiana.
     (AS PREVIOUSLY INCLUDED WITHIN PARCEL II)
     Parcel XVI
     Part of a vacated Sixty (60) foot wide right-of-way for West Illinois Street located East of Oakley Street 241 feet to the West line of the alley between Sharpe’s Enlargement to the City of Evansville and Isabella Place, an Addition to the City of Evansville.
     Parcel XVII
     A 15-foot and part of a 12.5-foot wide alley in the City of Evansville, Indiana located between West Illinois Street and West Franklin Street in Isabella Place, as per plat thereof, recorded in Plat Book “B”, pages 18 and 19 in the Office of the Recorder of Vanderburgh County, Indiana.
     The vacation of said alley was completed by the Common Council of the City of Evansville and is recorded in Deed Drawer 11, Card 4649 in the Office of the Recorder of Vanderburgh County, Indiana.

TRACT TWO:
     Lots 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, and 24, all in Block 7 of Sharpe’s Enlargement of the City of Evansville, as per plat thereof, recorded in Plat Book A, pages 17 and 17A, and transcribed of record in Plat Book E, pages 37, 38 and 39, in the Office of the Recorder of Vanderburgh County, Indiana, AND part of Illinois Street vacated by an action of the Common Council of the City of Evansville, Indiana on June 4, 1990 as Ordinance No. G-90-11, recorded June 11, 1990 in Deed Drawer 5, card 6847, in the Office of the Recorder of Vanderburgh County, Indiana, described as follows: Beginning at the Southwest corner of aforesaid Lot 13; thence East along the North right-of-way line of said Illinois Street 122 feet to a point on the West right-of-way line of a twelve foot alley; thence South on a projection of the West line of said alley 9.5 feet to the back of a five foot concrete sidewalk; thence West along the back of said sidewalk 122 feet to a projection of the East right-of-way of Mary Street; thence North along said projection 9.5 feet to the Point Of Beginning.
     EXCEPT that part conveyed to Southern Indiana Gas & Electric Company by Deed dated November 5, 2004 and recorded November 9, 2004 as Instrument No. 2004R00039600, more particularly described as follows:
     The North five feet of Lot 20 adjoining Lot 21 and all of Lots 21, 22, 23 and 24 in Block 7 in Sharpe’s Enlargement in the City of Evansville, as per plat thereof recorded in Plat Book A, pages 16-17 and transcribed of record in Plat Book E, pages 37, 38 and 39, in the Office of the Recorder of Vanderburgh County, Indiana. (Excluding any portion of the vacated alley to the East of and adjacent to Lots 20, 21 and 22 in Block 7 in Sharpe’s Enlargement in the City of Evansville as per plat thereof recorded in Plat Book A, pages 16-17 and transcribed of record in Plat Book B, pages 37, 38 and 39, in the Office of the Recorder of Vanderburgh County, Indiana, as vacated by that ordinance recorded April 12, 2001 in Deed Drawer 14, Card 2791, in the Office of the Recorder in Vanderburgh County, Indiana.)
     AND
     Lots 48, 49, 50, 51, 52 and 53 in Isabella Place, an addition to the City of Evansville, as per plat thereof, recorded in Plat Book B, pages 18 and 19 in the Office of the Recorder of Vanderburgh County, Indiana.
     AND Also,
     Lots 1 and 2 in Block 4 in Roelker’s Subdivision of Block 4 in Sharpe’s Enlargement of the City of Evansville, Indiana, as per plat thereof, recorded in Plat Book C, page 188 in the Office of the Recorder of Vanderburgh County, Indiana.
     The Land upon which the buildings are located being more particularly described on ALTA/ACSM Land Title Survey prepared by Robert Lee Isgrigg dated November 20, 2007, Job #0608-34B, as follows:
     A part of the City of Evansville, Vanderburgh County, Indiana, being a portion of Isabella place Subdivision recorded at Plat Book B-18 & 19, Sharpe’s Enlargement of the City of Evansville (Blocks 8 & 9) recorded at Plat Book E-37, Garvey’s Sub-Division of Lots 9 — 12 in Block 9 of Sharpe’s Enlargement of Evansville recorded at Plat Book E-127, Subdivision of Blocks 1 & 2 of Sharpe’s Enlargement recorded at Plat Book B-130, Carpenter’s Field subdivision recorded at Plat Book B-65, and a portion of vacated public road and alley right of ways and as shown and referenced on ALTA/ACSM Land title Survey performed by Bob & Isgrigg & Associates with a last revision of December      , 2007, all being described as follows:

     BEGINNING at the intersection of the South right of way line of Franklin Street and the East right of way line of Oakley Street, the same also being the Northwest corner of Lot #71 of Isabelle Place Subdivision as recorded at Plat Book B-18 & 19 and being N 33°45’21” W 0.63 feet of a 5/8” rebar and cap “Morley & Assoc.” found and being the POINT OF BEGINNING,
     Thence North 89°58’39” East, a distance of 691.00 feet along the South right of way line of said Franklin Street (50’ wide right of way) to an “X” chiseled in the sidewalk on the West right of way line of Mary Street (60’ wide right of way) the same point also being the Northeast corner of Lot #1 of Block 8 of Sharpe’s Enlargement of the City of Evansville as recorded at Plat Book E-37,
     Thence South 00°00’00” East, a distance of 934.73 feet along the West right of way line of said Mary Street to a 5/8” x 24” rebar and cap “Isgrigg” set on the North right of way line of Division Street, formerly known as Pennsylvania Street, (60’ wide right of way) at the Southeast corner of Lot #23 of Block #2 of the Subdivision of Blocks 1 and 2 of Sharpe’s Enlargement as recorded at Plat Book B-130,
     Thence North 89°59’31” West, a distance of 721.00 feet along the North right of way line of said Division Street to a nail with collar “Isgrigg” set in asphalt,
     Thence North 00°00’00” East, a distance of 462.35 feet to a nail with collar “Isgrigg” set in asphalt,
     Thence North 89°58’39” East, a distance of 30.00 feet to a point on the South right of way line of a vacated alley,
     Thence North 00°00’00” East, a distance of 472.00 feet along the East right of way line of said Oakley Street (60’ wide right of way) to THE POINT OF BEGINNING.

Kansas Premises
     Lots 1 and 2, in Packer Plastics No. 2, an Addition to the City of Lawrence, as shown by the plat thereof recorded November 24, 1986, in Plat Book 15, Page 188, in Douglas County, Kansas, EXCEPT all minerals, including without limiting the generality thereof, oil, gas and other hydrocarbon substances, as well as metallic or other solid minerals lying not less than 100 feet below the surface of said land, as reserved in Deed recorded in Book 260, Page 280, and Book 313, Page 1233.

Maryland Premises
     All those lots of ground situate in Baltimore City, State of Maryland and described as follows
     Lot 5-A:
     BEING KNOWN AND DESIGNATED as Lot 5-A, Parcel 2R, as shown on Plat entitled “Revised Lot 5-A, Parcel 1 and Lot 5-A Parcel 2, Amended Section 1, Holabird Industrial Park:, which Plat is recorded among the Land Records of Baltimore City in Plat Pocket Folder No. 3219. The improvements thereon being known as No. 6401 Seaforth Street.
     BEING part of the same parcel of ground as conveyed in the Confirmatory Deed dated February 4, 1987, by and between the Mayor and City Council of Baltimore, and Poly-Seal Corporation and recorded among the Land Records of Baltimore City in Liber 1282, folio 320.
     Lot 5-B:
     BEGINNING for the same at the point formed by the intersection of the southwest side of Portal Street, 70 feet wide and the south side of Seaforth Street, 70 feet wide, an running thence binding on the southwest and south sides of said Portal Street the two following courses and distances: namely, by a line curving to the left with a radius of 335.00 feet the distance of 253.16 feet which arc is subtended by a chord bearing South 71 degrees 13 minutes 06.5 seconds East 247.18 feet and North 87 degrees 07 minutes 55 seconds East 84.61 feet; thence for a new line of division through Lot 5 of Section 1 of Holabird Industrial Park, South 02 degrees 47 minutes 10 seconds East 436.40 feet to intersect the division line between said Lot 5 of Section 1 of Holabird Industrial Park and Lot 2 of Section 1 of Holabird Industrial Park; thence binding on last said division line South 87 degrees 10 minutes 53 seconds West 371.52 feet; thence for another new line of division through said Lot 5 of Section 1 of Holabird Industrial Park, North 02 degrees 47 minutes 10 seconds West 526.26 feet to intersect the southeast side of said Seaforth Street and thence binding on the southeast and south sides of said Seaforth Street the two following courses and distances; namely, North 52 degrees 07 minutes 55 seconds East 8.12 feet and by a line curving to the right with a radius of 40.00 feet the distances of 54.66 feet which arc is subtended by a chord bearing South 88 degrees 43 minutes 06.5 seconds East 50.51 feet to the place of beginning.
     Subject, however, to a 22 foot wide easement contiguous to the south outline of the hereinabove described parcel of land for future railroad siding to the lot on the east.
     BEING ALSO KNOWN AND DESIGNATED as Lot 5-B, as shown on Plat of Section 1, Holabird Industrial Park, which Plat is recorded among the Plat Records of Baltimore City in Plat Pocket Folder C.W.M., Jr. No. 2771.
     BEING the same lot of ground as conveyed in a Deed of assignment dated October 31, 1983 from P. Fred’k. Obrecht Management Company to Poly-Seal Corporation and recorded among the Land Records of Baltimore City in Liber SEB No. 135, folio 33.
     BEING ALSO the same lot of ground described in a Deed dated November 16, 1983 from the Mayor and City Council of Baltimore to Poly-Seal Corporation and recorded among the Land Records of Baltimore City in Liber SEB No. 140, folio 767.
          See also Merger of Leasehold and Fee Interest dated June 28, 2007 by Poly-Seal Corporation and recorded among the Land Records of Baltimore City in Liber FMC No. 9671, folio 172.

     THE ABOVE LOTS 5-A AND 5-B BEING MORE PARTICULARLY BOUNDED AND DESCRIBED AS FOLLOWS:
     All that certain lot or parcel of ground situate in the City of Baltimore, State of Maryland, bounded and described as follows:
     Beginning at a point located on the South right of way line of Portal Street, said point being situate at the intersection of the South right of way line of Seaforth Street with the aforementioned South right of way line of Portal Street; THENCE FROM THE PLACE OF BEGINNING along the aforementioned South right of way line of Portal Street, around a curve having an angle of 43°17’55”, a radius of 335.00’, a tangent of 132.97’, an arc of 253.16’, for a chord course of S 71°13’07” E for a chord distance of 247.18’ to a point; thence further along the same N87°07’55” E for a distance of 84.61’ to a point; thence, S 2°47’10” E for a distance of 436.40’ to a point; thence, S 87°19’53” W for a distance of 954.09’ to a point; thence N 2°47’10” W for a distance of 435.57’ to a point; thence along the aforementioned South right of way line of Seaforth Street, N 87°07’55” E for a distance of 324.63’ to a point; thence further along the same, around a curve having an angle of 35°00’01’, a radius of 410.00’, a tangent of 129.27’, an arc of 250.46’, for a chord course of N 69°37’55” E for a chord distance of 246.58’ to a point; thence still further along the same, N 52°07’55” E, for a distance of 36.09’ to a point; thence still further along the same, around a curve having an angle of 78°18’12”, a radius of 40.00’, a tangent of 32.57’, an arc of 54.67’, for a chord course of S 88°43’07” E, for a chord distance of 50.51’ to the place of beginning.

EXHIBIT B
FIXTURES
     All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment whether or not attached to or built in as part of the Improvements which are not necessary to the operation, as buildings, of the buildings which constitute part of the Leased Premises.

EXHIBIT C
PERMITTED ENCUMBRANCES
Lawrence, Kansas
1.	Real Estate taxes for the year 2008 and subsequent years which are liens, not yet due and payable, and special assessments, if any, levied by the City of Lawrence, which are not yet due and payable.

2.	All mineral rights underlying the premises as reserved for the benefit of Santa Fe Land Improvement Company, a California corporation, by Warranty Deed dated October 20, 1968, filed November 13, 1968 in Book 260 at Page 280; and all rights and easements thereunder by said holder of the said estate or by any part claiming by, through or under said holder, which states by its terms that access to such minerals will in no way interfere with or impair the use of the surface of the land; also, Right of Way Easement reserved across a triangular parcel in the Southwest corner of Lots as described in said instrument for a public roadway and public utilities (affects Lot 2).

3.	Easement granted to James H. Schwartzburg and Connie C. Schwartzburg filed May 3, 1972 in Book 283 at Page 71 (affects Lot 2).

4.	Utility Easement granted to James h. and Connie C. Schwartzburg filed May 3, 1972 in Book 283 at Page 73 (affect Lot 2).

5.	Mineral Deed conveying all of the oil, gas, coal and other minerals of any and every kind now or at any time hereafter found lying under certain tracts of land. Also, all minerals, including without limiting the generality thereof, oil, gas and other hydrocarbon substances, as well as metallic or other solid materials lying not less than 100 feet below the surface, as granted to Cherokee & Pittsburg Coal and Mining Company, a Kansas corporation, by virtue of the instrument filed April 24, 1973 in Book 292 at Page 255, which expressly excepts and reserves right of surface entry to Grantor and states that any development or production shall be conducted from other lands so as not to interfere with or impair the use of the surface of the land or any of the improvements thereon.

6.	Reservation of minerals with no surface entry in Warranty Deed filed September 30, 1976 in Book 313 at Page 1233, from Santa Fe Land Improvement Company to Packer Plastics, Inc., a Kansas corporation (affects Lot 2).

7.	Declaration of Easement between Packer Plastics, Inc., James H. Schwartzburg and Connie C. Schwartzburg, and the City of Lawrence filed December 20, 1976 in Book 314 at Page 1977 (affects Lot 2).

8.	Easement granted to James H. Schwartzburg and Connie C. Schwartzburg by the instrument filed December 20, 1976 in Book 314 at Page 1981 (affects Lot 2).

9.	Terms and provisions of the Agreement filed March 11, 1977 in Book 316 at Page 1056, between Santa Fe Land Company and Packer Plastics, Inc., with all reversionary rights and options therein having expired by the terms thereof (affects Lot 2).

10.	Easements for drainage and utilities granted in the Plat and Dedication of Packer Plastics No. 2, filed in Plat Book 15 at Page 188.

11.	Matters as shown on ALTA/ACSM Land Title Survey by ILC of Topeka and Lawrence, LLC dated November 29, 2007, last revised December 17, 2007.

PERMITTED ENCUMBRANCES
Baltimore, Maryland
1.	Taxes and assessments for the fiscal year June 30, 2008 through July 1, 2009 and subsequent years which are liens, not yet and payable.

2.	Declaration of Covenants and Easements for Holabird Industrial Park by the Mayor and City Council of Baltimore dated June 6, 1979 and recorded among the Land Records of Baltimore City in Liber W.A. No. 3767, folio 588.

3.	Matters as shown on the plat entitled “Final Subdivision Section 1, Holabird Industrial Park” which plat is recorded among the Land Records of Baltimore City in Plat Pocket folder C.W.M. Jr. at Plat 2771, and on amendment to such plat entitled “Amended Final Subdivision of Lots 2, 3, 5 and 5 of Section 1, Holabird Industrial Park, which plat is recorded among said Land Records as Plat C.W.M. Jr., Plat 2819.

4.	Reservation of interest in bed of streets contained in the Deed dated November 16, 1983 and recorded among the aforesaid Land Records in Liber SEB 140, folio from Mayor and City Council of Baltimore to Poly-Seal Corporation. (affects Lot 5-B)

5.	Reservation of interest in bed of street contained in bed of streets contained in Confirmatory Deed dated February 4, 1987 and recorded among the aforesaid Land Records in Liber SEB No. 1282, folio. (affects Lot 5-A, Parcel 2R)

6.	Matters as shown on the plat recorded among the Land Records of Baltimore City in Plat Book SEB No. 3219.

PERMITTED ENCUMBRANCES
Evansville Indiana
1.	Real estate taxes for the year 2008 and subsequent years which are liens, not yet due and payable.

2.	Tree Clearance Easement granted Southern Indiana Gas and electric Company, an Indiana corporation, by instrument recorded March 28, 1994 in Deed Drawer 8, Card 6313. (affects Tract One, Parcel XII)

3.	Easement as set forth in Affidavit in Vacation of a Public right of Way recorded September 3, 1986 in Miscellaneous Drawer 2, Card 4113. (affects Tract One-Parcel I, Tract One-Parcel V)

4.	Rights of utility companies in and to that portion of the property representing vacated alleys and streets for those utilities which were in existence at the time of the respective vacations as set out in Ordinance No. G-94-25 recorded in Deed Drawer 9, Card 774; Ordinance No. G-94-14 recorded in Deed Drawer 9, Card 8674; Ordinance No. G-96-3 recorded in Deed Drawer 10, Care 723; Ordinance No. G-84-50 recorded in Deed Drawer 1, Card 22134; Declaratory Resolution No. 24-1972 recorded in Deed Record 581, Page 146; Ordinance No. G-86-14 recorded in Deed Drawer 2, Card 8964; Ordinance No. G-93-11 recorded in Deed Drawer 7, Card 10029; Ordinance No. G-86-29 recorded in Deed Drawer 3, Card 1100; Ordinance No. G-2001-13 recorded in Deed Drawer 14, Card 2791 as Instrument No. 2001R00011295; Ordinance No. G-2001-12 recorded in Deed Drawer 14, Card 2792 as Instrument No. 2001R00011296.

5.	Tree Clearance Easement granted Southern Indiana Gas and Electric Company recorded September 2, 1994 in Deed Drawer 8, Card 9787. (affects Tract Two-Lot 13 Block 7)

6.	Tree Clearance Easement granted Southern Indiana Gas and Electric company recorded March 28, 1994 in Deed Drawer 8, Card 6314 (affects Tract Two Lots 1 and 2, block 4 Roelker’s) (affects Tract One-Parcel III)

7.	Electric Distribution Line Easement granted to Southern Indiana Gas and Electric Company dated February 1, 2005 and recorded arch 10, 2005 as Instrument No. 2005R00007255 (affects Tracts One and Two)

8.	Tree Clearance Easement granted to Southern Indiana Gas and Electric Company by Instrument dated March 22, 1994 and recorded May 2, 1994 in Deed Drawer 8, Card 7063 (affects Tract One)

9.	Electric Distribution Line Easement granted to Southern Indiana Gas and Electric company by Instrument dated September 1, 2000 and recorded October 17, 2000 in Deed Drawer 13, Card 9067 (affects Tract One)

10.	Matters shown as set forth on plat of Isabella Place recorded in Plat Drawer 1, Card 1720 (affects Tract One)

11.	Ordinance Establishing Storm Water Drainage Control in Vanderburgh County, Indiana recorded February 1, 1995 in Miscellaneous Drawer 4, Card 5000 (affects Tract One)

12.	Ordinance Providing Standards for Sewage Disposal Systems recorded in Miscellaneous Drawer 3, Card 5041 (Tract One)

13.	Ordinance No. R-99-5 to Rezone Certain Real Estate in the City of Evansville, State of Indiana more commonly known as 201-219 Oakley, 616 W. Franklin, 208-222 Edgar Street and 609-621 W. Illinois Street from C-4, R-3 and R-5 to M-1 recorded April 27, 1999 in Miscellaneous Drawer 5, Card 9083 (Tract One)

14.	Reservation of rights by Southern Indiana Gas & Electric Co. in Easement for Ingress and Egress dated March 6, 2001 and recorded March 20, 2001 in Deed Drawer 14, Card 2288 as Instrument No. 2001R00000515 (affects Tract One)

15.	Covenants, conditions and restrictions shown on plat of Isabella Place, Plat Book B, pages 18-19 (the “Plat”).

16.	Building setback lines, drainage and utility easements as shown on the Plat.

EXHIBIT D
BASIC RENT PAYMENTS
     1. Basic Rent.
          (a) Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term and the First Renewal Term shall be $6,640,000 per annum, payable monthly in advance on each Basic Rent Payment Date, in equal installments of $553,333.34 each. Pro rata Basic Rent for the period from the date hereof through the last day of January, 2008 shall be paid on the date hereof.
          (b) Renewal Term. Annual Basic Rent for the first year of the Second Renewal Term shall be an amount equal to the Fair Market Rental Value as of the first day of the Second Renewal Term, as determined in accordance with Paragraph 29 of this Lease, shall be payable in equal monthly installments and shall be subject to the adjustments provided for in Paragraphs 2, 3 and 4 below.
     2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) (“CPI”) or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the annual Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the one (1) year period immediately preceding such adjustment.
     3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the second (2nd) anniversary of the Basic Rent Payment Date on which the first full monthly installment of Basic Rent shall be due and payable (the “First Full Basic Rent Payment Date”). As of the second (2nd) anniversary of the First Full Basic Rent Payment Date (the “First Basic Rent Adjustment”) and on each anniversary of the First Full Basic Rent Payment Date thereafter during the Initial Term and the First Renewal Term and on each anniversary of the date on which the first full monthly installment of Basic Rent for the Second Renewal Term shall be due and payable (the “First Full Second Renewal Term Payment Date”) (each, a “Subsequent Basic Rent Adjustment”), Basic Rent shall be adjusted to reflect increases in the CPI during the most recent one (1) year period immediately preceding the second (2nd) anniversary of the First Full Basic Rent Payment Date with respect to the First Basic Rent Adjustment and the most recent one (1) year period immediately preceding each anniversary of the First Full Basic Rent Payment Date thereafter and the most recent one (1) year period immediately preceding each anniversary of the First Full Second Renewal Term Payment Date in all cases with respect to each Subsequent Basic Rent Adjustment (each adjustment date being hereinafter referred to as the “Basic Rent Adjustment Date”).
     4. Method of Adjustment for CPI Adjustment.
          As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. The product of such multiplication shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, “Beginning CPI” shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring one (1) year earlier with respect to each Basic Rent Adjustment. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing one (1) year period.
     Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.
     Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord’s rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

EXHIBIT E
PREMISES PERCENTAGE ALLOCATION OF BASIC RENT

Evansville, IN	54.00%
Lawrence, KS	25.00%
Baltimore, MD	21.00%

100.00%

If any of the Related Premises ceases to be subject to this Lease, the percentage shown on this Exhibit F for each of the Related Premises which remains subject to this Lease shall be adjusted proportionately so that the total of such percentages shall be 100%.